Exhibit 21.1

Subsidiaries of FriendFinder Networks Inc.

Name	Jurisdiction of Incorporation
Big Island Technology Group, Inc.	California
Confirm ID, Inc.	California
Danni Ashe, Inc.	California
Fastcupid, Inc.	California
FriendFinder California Inc.	California
FriendFinder GmbH	Germany
FriendFinder Processing, Ltd.	St. Christopher and Nevis
FriendFinder United Kingdom Ltd.	England and Whales
FRNK Technology Group	California
General Media Art Holding, Inc.	Delaware
General Media Communications, Inc.	New York
General Media Entertainment, Inc.	New York
Global Alphabet, Inc.	California
GMCI Internet Operations, Inc.	New York
GMI On-line Ventures Ltd.	Delaware
Interactive Network, Inc.	Nevada
Medley.com Incorporated	California
Penthouse Clubs International Establishment	Lichtenstein
Penthouse Digital Media Productions Inc.	New York
Penthouse Financial Services N.V.	Curacao Netherlands Antilles
Penthouse Images Acquisitions, Ltd.	New York
PMGI Holdings Inc.	Delaware
PPM Technology Group, Inc.	California
Pure Entertainment Telecommunications, Inc.	New York
Sharkfish, Inc.	California
Snapshot Productions, LLC	Texas
Streamray Processing Limited	England and Whales
Streamray Inc.	Nevada
Streamray Inc.	St. Christopher and Nevis
Streamray Studios Inc.	California
Tan Door Media Inc.	California
Traffic Cat, Inc.	California
Transbloom, Inc.	California
Various, Inc.	California
Ventor Enterprise Limited	England and Whales
Video Bliss, Inc.	California
West Coast Facilities Inc.	California
Wight Enterprise Limited	England and Whales